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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                   THREE MONTHS ENDED  THREE MONTHS ENDED
                                                      MARCH 31, 2003      MARCH 31, 2002   2003    2002     2001     2000    1999
                                                   ------------------  ------------------  -----   ------   ------   -----   -----
Interest expense net of
   capitalized interest.........................          3,051               2,995        12,027   11,640   11,279   3,499     295
   Rental expense full year.....................            497                 534         2,136    2,548    2,707   1,069   1,016
Rental expense 1/3 of full year.................            166                 178           178      849      902     356     339
                                                         ------              ------       -------   ------   ------   -----   -----
Fixed charges...................................          3,217               3,173        12,205   12,489   12,181   3,855     634
                                                         ------              ------       -------   ------   ------   -----   -----

Earnings (Loss) before income taxes.............         (2,873)             (4,242)      (16,755)  (6,537)  (1,779)  4,239   3,281
Amortization of capitalized interest............            (28)               (91)          (300)    (766)  (1,207)     --      --
                                                         ------              ------       -------   ------   ------   -----   -----

Earnings (Loss) before income taxes and
   amortization of capitalized interest.........         (2,901)             (4,333)      (17,055)  (7,303)  (2,986)  4,239   3,281
                                                         ------              ------       -------   ------   ------   -----   -----

"Earnings" ("Loss") is fixed charges plus
   earnings (loss) before income taxes and
   amortization of capitalized interest.........            316              (1,160)       (4,850)   5,186    9,195   8,094   3,915
                                                         ------              ------       -------   ------   ------   -----   -----

Ratio of "earnings" ("loss") to fixed charges...            0.1                (0.4)         (0.4)     0.4      0.8     2.1     6.2
                                                         ------              ------       -------   ------   ------   -----   -----

Preferred dividends.............................             --                  --            --       --       --      --      --
                                                         ------              ------       -------   ------   ------   -----   -----

Fixed charges and preferred dividends...........          3,217               3,173        12,205   12,489   12,181   3,855     634
                                                         ------              ------       -------   ------   ------   -----   -----

Ratio of "earnings" ("loss") to fixed charges
   and preferred dividends......................            0.1                 0.4          (0.4)     0.4      0.8     2.1     6.2
                                                         ------              ------       -------   ------   ------   -----   -----
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